EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 28, 2014

Delaware Group Equity Funds V
2005 Market Street
Philadelphia, PA 19103

     Re:     Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Equity Funds V set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period March 28, 2014 through March 30, 2015 for Delaware Dividend Income Fund and November 1, 2013 through March 30, 2015 for Delaware Small Cap Value Fund.

Fund	Class	12b-1 Cap
Delaware Dividend Income Fund	Class B	0.25%

Delaware Small Cap Value Fund	Class B	0.25%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Equity Funds V

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: March 28, 2014